Exhibit 15.1

Date: April 23, 2025

Tencent Music Entertainment Group

Unit 3, Building D, Kexing Science Park, Kejizhongsan Avenue,

Hi-Tech Park, Nanshan District,

Shenzhen, 518057, the People’s Republic of China

Dear Sirs/Madams,

We hereby consent to the reference to our firm in Tencent Music Entertainment Group’s annual report on Form 20-F for the fiscal year ended December 31, 2024, which will be filed by Tencent Music Entertainment Group in April 2025 with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and further consent to the incorporation by reference of the summaries of our opinions that appear in the annual report on Form 20-F into the Registration Statements (No. 333-230930) on Form S-8. We also consent to the filing with the Securities and Exchange Commission of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours Sincerely,

HAN KUN LAW OFFICES

/s/ Han Kun Law Offices